                       CENTENNIAL HEALTHCARE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

                                                        Three Months                    Six Months
                                                        Ended June 30,                 Ended June 30,
                                                 ---------------------------------------------------------
                                                     1996            1997           1996           1997
                                                 -----------     -----------     ----------     ----------
Average outstanding shares used in the
  computation of per share earnings

  Common stock issued                              2,044,320       2,086,875      2,044,320      2,086,875
  Common stock in treasury                          (239,860)       (239,860)      (239,860)      (239,860)
  Special voting common stock                      2,941,325       2,942,818      2,941,325      2,942,277
  Stock option common stock equivalents               38,469          37,849         38,469         37,849
                                                 -----------     -----------     ----------     ----------

     Average shares outstanding                    4,784,254       4,827,682      4,784,254      4,827,141
                                                 ===========     ===========     ==========     ==========


Income before accretion and dividends
  on preferred stock                               1,034,171       1,883,924        929,054      3,124,536

Accretion and dividends on preferred stock(a)       (471,976)       (432,258)    (1,009,634)    (1,218,621)
                                                 -----------     -----------     ----------     ----------

Income (loss) applicable to common stock         $   562,195     $ 1,451,666     $  (80,580)    $1,905,915
                                                 ===========     ===========     ==========     ==========


Earnings per share                               $      0.12     $      0.30     $    (0.02)    $     0.39
                                                 ===========     ===========     ==========     ==========
---------

(a) For the quarters ended June 30, 1996 and 1997 and the six month period ended June 30, 1996 and 1997, the assumed conversion of Series A and B was antidilutive, thus the conversion of these shares was not included in the average outstanding shares used in the computation of per share earnings and the dividends and accretion associated with these shares was deducted from net earnings applicable to common stock.

